Securities Purchased in Underwritings Involving
Transactions with Donaldson, Lufkin, & Jenrette Securities Corporation
    Subject to Rule 10f-3 Under the Investment Company Act of 1940

10f-3 TRANSACTIONS FOR THE PERIOD SEPTEMBER 1, 1996 THROUGH
NOVEMBER 30, 1997

		  REAL ESTATE INVESTMENT TRUST FUND


			   Date         Shares       % of Fund     Price per
Security                Purchased     Purchased     Assets (1)       Share
Glenborough
  Realty Trust           10/02/96        18,000          1.81%        $13.88


    Total
   Shares        Shares      % of Issue                              Shares
Purchased By     Issued       Purchased                               Held
 Fund Group       (000)     By Group (2)     Broker(s)              11/30/96

      61,000      3,500            1.74%                              57,500


1  Purchase may not exceed 3% of Fund's Total Assets.

2. Purchases by all Alliance Funds may not exceed the greater of (i) 4% of the principal amount of the offering or (ii) $500,000 in principal amount but in no event may exceed 10% of the principal amount of the offering.